Exhibit 99.1

Energy Focus Recruits Lighting Industry Rising Star Lesley Matt as CEO

SOLON, Ohio, September 12, 2022 -- Energy Focus, Inc. (NASDAQ: EFOI), a leader in sustainable, energy-efficient LED lighting control systems and products for the commercial, military, maritime and consumer markets, today announced that Ms. Lesley Matt will join the company as its new Chief Executive Officer, effective as of September 12, 2022.
Ms. Matt spent over twelve years at TCP Lighting, helping grow the product portfolio of the Cleveland, Ohio-based company into one of the broadest in the lighting industry. She spent the last three years as Senior Vice President, with responsibilities for developing the organization, setting strategy and objectives for the sales team, P&L responsibility for multiple channels and product categories, and overseeing day-to-day operations. Prior to TCP Lighting, she had multiple roles in marketing and product management for software, advertising and manufacturing companies.
Steve Socolof, Chairman of the Board of Energy Focus, commented, “We at Energy Focus are honored that Lesley chose to take the helm here as the next step in her ascent in the lighting industry. Lesley has demonstrated an ability to grow a lighting business successfully in a challenging, competitive environment. She understands the opportunity that Energy Focus offers to create a leading provider of high value, healthy lighting products across commercial and military markets. Our team and Board are excited to work with her.”
“I am confident in my ability to make Energy Focus a leading player in the industry,” said Ms. Matt. “I believe my abilities to develop a vision, execute strategy, coach team members and be quick to a decision have been the driving forces in my success. I am thrilled to bring this skill set to my new team and am beyond excited to take this next step in my career.”
In connection with her appointment as Chief Executive Officer, the Board of Directors of Energy Focus approved an inducement award of stock options for Ms. Matt in accordance with Nasdaq Listing Rule 5635(c)(4). The award provides for the right to purchase up to 150,000 shares of common stock at an exercise price equal to the Company’s common stock closing price on the date of grant, will vest under substantially the same terms as the Company’s standard executive non-qualified option award agreement, and otherwise will be subject to substantially similar terms and conditions as those established under the Company’s amended and restated 2020 Stock Incentive Plan. Subject to the terms of the award agreement, one-fourth of the granted options will vest on the first anniversary of the grant date, and the remainder will vest in equal monthly installments thereafter over a three-year period.
About Energy Focus
Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions, as well as UV-C Disinfection (“UVCD”) technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. Our EnFocus™ Power Line Control (“PLC”) platform enables existing and new buildings to provide quality, convenient and affordable, dimmable and color-tunable, circadian and human-centric lighting capabilities. In addition, our patent pending UVCD technologies and products aim to provide effective, reliable and affordable UVCD solutions for buildings, facilities and homes. Energy Focus’ customers include U.S. and U.S. ally navies, U.S. federal, state and local governments, healthcare and educational institutions, as well as Fortune 500 companies. Since 2007, Energy Focus has installed approximately 900,000 lighting products across the U.S. Navy fleet, including tubular LEDs, waterline security
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

lights, explosion-proof globes and berth lights, saving more than five million gallons of fuel and 300,000 man-hours in lighting maintenance annually. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
Investor Contact:
Energy Focus, Inc. Investor Relations
ir@energyfocus.com
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877